EXHIBIT 99.1

Progress Energy provides update on Crystal River Nuclear Plant outage
Repair work and restart plans temporarily suspended

CRYSTAL RIVER, Fla. (March 15, 2011) – Progress Energy Florida has notified the Nuclear Regulatory Commission (NRC) and the Florida Public Service Commission (FPSC) that final retensioning of tendons within the Crystal River Nuclear Plant reactor building has been temporarily suspended while engineers investigate information from monitoring equipment at the repair site. The suspension will delay the planned April restart of the plant.

There are indications of additional delamination (or separation) resulting from the repair work. Engineers are evaluating the situation and will conduct a thorough assessment of repair options and the impact to the plant’s restart plans. The plant has been shut down since September of 2009 and there continues to be no threat to public health and safety.

“Our engineers will thoroughly evaluate all potential repair options.  This has been a first-of-a-kind repair and we will continue to move forward cautiously and deliberately,” said Vincent Dolan, president and chief executive officer of Progress Energy Florida.  “Our first priority remains protecting public health and safety. The plant remains shut down and is in a safe condition.”

A portion of the building was damaged in late 2009 during the process of creating an opening in the structure to remove and replace the steam generators inside. The unit was already shut down for refueling and maintenance at the time the damage was found.  The damage was delamination (or separation) of a portion of the concrete at the periphery of the containment building.

Progress Energy (NYSE: PGN), headquartered in Raleigh, N.C., is a Fortune 500 energy company with more than 22,000 megawatts of generation capacity and approximately $10 billion in annual revenues. Progress Energy includes two major electric utilities that serve about 3.1 million customers in the Carolinas and Florida. The company has earned the Edison Electric Institute's Edison Award, the industry's highest honor, in recognition of its operational excellence, and was the first utility to receive the prestigious J.D. Power and Associates Founder's Award for customer service. The company is pursuing a balanced strategy for a secure energy future, which includes aggressive energy-efficiency programs, investments in renewable energy technologies and a state-of-the-art electricity system. Progress Energy celebrated a century of service in 2008. Visit the company’s website at www.progress-energy.com.